Exhibit 99.1
A. H. Belo Corporation
FOR IMMEDIATE RELEASE
Wednesday, April 7, 2010
7:00 A.M. CDT
NEWSPAPER PUBLISHER A. H. BELO CORPORATION TO RESTATE FINANCIAL RESULTS TO
REFLECT CHANGE IN PENSION ACCOUNTING
DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) reported today that during the Company’s regular audit of its December 31, 2009 financial statements, a potential misapplication of generally accepted accounting principles was identified in the selection of the accounting principle used to account for its contractual obligation to Belo Corp. (“Belo”) under the employee matters agreement entered into in conjunction with the spin-off of A. H. Belo from Belo effective February 8, 2008. Pursuant to this agreement, A. H. Belo agreed to reimburse Belo for 60 percent of Belo’s future contributions to The G. B. Dealey Retirement Pension Plan. The Company re-evaluated the facts and circumstances and accounting literature related to this contractual obligation and as a result, concluded it incorrectly accounted for the contractual obligation. In substance, the obligation under the employee matters agreement is analogous to a multiemployer plan, and the Company determined it should follow the multiemployer pension plan accounting principle.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “This change in pension accounting policy results from a thorough review of the Company’s contractual obligation to its former parent. We have been very deliberative in addressing this matter since there are no directly comparable situations in accounting literature reviewed by the Company and its auditors.”
As a result, A. H. Belo has adopted the multiemployer pension plan provisions of ASC No. 715 “Compensation-Retirement Benefits” under which it recognizes as net pension cost the required contribution for each period and recognizes as a liability any reimbursement obligation due and unpaid. No contributions were required for the years ended December 31, 2009 or 2008.
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

NEWSPAPER PUBLISHER A. H. BELO CORPORATION TO RESTATE
FINANCIAL RESULTS TO REFLECT CHANGE IN PENSION ACCOUNTING
April 7, 2010
Page Two
Accordingly, the Company will restate its consolidated financial statements to correct the error in the selection of the accounting principle. The restatement will result in the Company reversing $3.1 million of pension plan liability recorded on its books through additional paid-in capital at the time of the spin-off; reversing $14 million of pension plan expense and additional liability recorded at December 31, 2008 and the related tax effect; and, reversing a pension plan deferred tax asset and related tax effect recorded at March 31, 2009. These adjustments are non-cash and do not impact the Company’s credit agreement.
A. H. Belo anticipates its portion of the 2010 contributions to the pension plan will be approximately $8.6 million. Belo is holding approximately $12 million on deposit on behalf of A. H. Belo to apply to A. H. Belo’s 2010 and other future reimbursement obligations. As disclosed in Belo’s Form 10-K for the year ended December 31, 2009, the pension plan (which was frozen in March 2007) was underfunded as of December 31, 2009 by $196 million, of which 60 percent is $118 million. A. H. Belo expects it will be required to make significant future contributions to the pension plan.
The Company will file, by April 15, 2010, its Form 10-K for the year ended December 31, 2009 that will reflect restated Consolidated Financial Statements for the year ended December 31, 2008 and restated quarterly information for the quarters ended March 31, 2008 and 2009, June 30, 2008 and 2009 and September 30, 2008 and 2009. Financial statements and other financial information included in the Company’s previously filed reports on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended March 31, 2008 and 2009, June 30, 2008 and 2009 and September 30, 2008 and 2009, and any related report therein of Ernst and Young LLP, should not be relied upon.
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NEWSPAPER PUBLISHER A. H. BELO CORPORATION TO RESTATE
FINANCIAL RESULTS TO REFLECT CHANGE IN PENSION ACCOUNTING
April 7, 2010
Page Three
About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other public disclosures and filings with the Securities and Exchange Commission.